EXHIBIT 23.1

Consent Of Independent Registered Public Accountants

As independent registered public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated March 31, 2009 included in the Bioject Medical Technologies Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

/S/ MOSS ADAMS LLP

Portland, Oregon

November 23, 2009